Exhibit 5.1

Huadi International Group Co., Ltd.	D +852 3656 6061
华迪国际集团股份公司	E florence.chan@ogier.com
c/o - Harneys Fiduciary (Cayman) Limited 4th Floor, Harbour Place
103 South Church Street
P.O. Box 10240	Reference: FYC/JNG/180680.00003
Grand Cayman KY1-1002 Cayman Islands

9 November 2022

Dear Sirs

Huadi International Group Co., Ltd. 华迪国际集团股份公司 (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s offering and issuance of up to 3,500,000 ordinary shares of US$0.0002 par value each (the Ordinary Shares). The Ordinary Shares will be sold by the Company pursuant to the Company’s registration statement on Form F-3 (File No. 333-265882) under the Securities Act of 1933, as amended (the Securities Act), filed initially with the Securities and Exchange Commission (the Commission) on 28 June 2022 as amended on 7 October 2022 and declared effective on 21 October 2022 (the Registration Statement), a base prospectus dated 28 June 2022 (the Base Prospectus) and a final prospectus supplement dated 7 November 2022 (together with the Base Prospectus, the Prospectus).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 27 September 2018 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 9 October 2022 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated 7 November 2022 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

Ogier

British Virgin Islands, Cayman Islands, Guernsey,
Jersey and Luxembourg practitioners

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(d)	a copy of the register of directors of the Company dated 11 July 2022 (the ROD);

(e)	a copy of the certified shareholder list of the Company provided to us by the Company on 7 November 2022 (the ROM, and together with the ROD, the Registers);

(f)	the placement agency agreement dated 7 November 2022 between the Company and Univest Securities, LLC (the Placement Agency Agreement);

(g)	each securities purchase agreement dated 7 November 2022 between the Company and each investor named therein relating to the issuance and sale by the Company to that investor of a specific number of Ordinary Shares as listed therein (each, a Purchase Agreement and together, the Purchase Agreements and together with the Placement Agency Agreement, the Documents);

(h)	the Registration Statement and the Prospectus;

(i)	a certificate dated 9 November 2022 as to certain matters of fact signed by a director of the Company (the Director’s Certificate); and

(j)	a copy of the unanimous written resolutions of the board of directors dated 8 November 2022 authorising the Company’s entry into the Documents and the issuance of the Ordinary Shares (the Board Resolutions).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the Documents have been duly authorised, executed and unconditionally delivered by or on behalf of all respective parties thereto in accordance with all relevant laws, and that such execution and delivery and the performance of the obligations therein contained is within the capacity and powers of will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the Company as regards to the laws of the Cayman Islands);

(g)	the choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands);

(h)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(i)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(j)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(k)	the Company will issue the Ordinary Shares in furtherance of its objects as set out in its Memorandum;

(l)	the issuance of the Ordinary Shares will not exceed the Company’s authorised share capital;

(m)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Security and none of the Securities have been offered or issued to residents of the Cayman Islands;

(n)	upon the issue of the Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(o)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Ordinary Shares, and the due execution and delivery thereof by each party thereto;

(p)	the Company is, and after the allotment (where applicable) and issuance of any Ordinary Shares will be, able to pay its liabilities as they fall due; and

(q)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar. It is a separate legal entity and is subject to suit in its own name.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into 250,000,000 Ordinary Shares of US$0.0002 par value each.

Valid Issuance of Ordinary Shares

(c)	The Ordinary Shares to be offered and issued by the Company as contemplated by the Documents have been duly authorised for issuance and when:

(i)	issued and delivered by the Company against payment in full of the consideration therefor (being not less than the par value of the Ordinary Shares) in accordance with terms set out in the Registration Statement, the Prospectus and the applicable Documents, and

(ii)	valid entry have been made in the register of members of the Company reflecting such issuance of Shares as fully paid shares,

such Ordinary Shares will be recognised as validly issued, fully paid and non- assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form F-3, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent and Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Ordinary Shares and while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier